Southdown, Inc.
1200 Smith Street, Suite 2400
Houston, Texas  77002

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Southdown, Inc. and subsidiary companies for the periods ended September 30, 1996 and 1995, as indicated in our report dated October 22, 1996. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 is incorporated by reference in Registration Statement No. 33-23328 on Form S-8, Registration Statement No. 33-35011 on Form S-8, Registration Statement No. 33-45144 on Form S-8, Registration Statement No. 33- 16517 on Form S-3 and Registration Statement No. 33-45371 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Section 7 and 11 of that Act.





DELOITTE & TOUCHE LLP
Houston, Texas
October 22, 1996